Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Investors

Bob Okunski

408-240-5447

Bob.Okunski@sunpower.com

Media

Natalie Wymer

408-457-2348

Natalie.Wymer@sunpower.com

8point3 Energy Partners Reports First Quarter 2016 Results

SAN JOSE, Calif., April 6, 2016 – 8point3 Energy Partners LP (NASDAQ: CAFD) today announced financial results for its first fiscal quarter ended February 29, 2016.

•	Recorded Cash Available for Distribution ("CAFD") of $18.3 million, approximately $3 million above Q1 guidance
•	Recently completed acquisitions – 50 MW (AC) Hooper project, 40 MW (AC) Kingbird project
•	Declared Q1 2016 distribution of $0.2246 per share, an increase of 3.5 percent over the Q4 2015 distribution
•	Forecasts Q2 2016 distribution of approximately $0.232 per share, an increase of 3.5 percent compared to the Q1 2016 distribution

For the first quarter of fiscal 2016, 8point3 Energy Partners reported revenue of $7.1 million, a net loss of $7.1 million and adjusted EBITDA of $7.7 million.  CAFD for the quarter was $18.3 million and exceeded the company’s Q1 guidance by approximately $3 million.

"Our first quarter results reflect the continued strong performance of our high quality, U.S. solar project asset base as we exceeded our CAFD guidance for the quarter,” said Chuck Boynton, 8point3 Energy Partners CEO.  “As of the end of February, our portfolio consisted of 432 MW of solar generating assets, not including our recently acquired 20 MW Kern County project which is expected to contribute approximately $3.3 million in additional annual pre-tax CAFD when all three phases are operational later this year.  We were also pleased to announce that we have agreed to acquire an interest in First Solar’s 40 MW Kingbird project as well as an interest in SunPower’s operating 50 MW Hooper project.  These two new projects are expected to generate approximately $9 million in combined annual pre-tax CAFD and have 20 year contract terms.   When completed, these two new projects bring our total generation assets to more than 542 MW.”

Additionally, as recently announced, the partnership has agreed to make certain adjustments to the ROFO portfolio.  This decision was reached as a result of the recent extension of the federal Investment Tax Credit, which provides an increased opportunity to acquire power plant projects beyond 2016.  The partnership believes that these adjustments better align the ROFO portfolio with its targeted long-term growth plan while maintaining its stated targeted annual distribution growth.

The partnership previously announced that its Board of Directors has declared a first quarter distribution for its Class A shares of $0.2246 per share. The first quarter distribution will be paid on April 14, 2016.

As of February 29, 2016, 8point3 Energy Partners had total liquidity of more than $240 million comprised of $65 million in cash on its balance sheet, $151 million available on its five-year revolving credit facility and $25 million available through a delayed draw on its debt facility.  The partnership acquired the Kingbird and Hooper projects during the second quarter for approximately $113 million using cash on hand and existing credit facilities.

"We were pleased to meet or exceed our first quarter financial goals in addition to raising our quarterly shareholder distribution by 3.5 percent,” said Mark Widmar, 8point3 Energy Partners CFO.  “Our liquidity position remains strong and with the recent additions of the Hooper and Kingbird projects when combined with our existing portfolio, we are well positioned to support our targeted 12 to 15 percent annual distribution growth rate through 2017.”

Guidance

The partnership’s second quarter 2016 guidance is as follows:  revenue of $11.0 to $12.0 million, net loss of $2.0 to $0.5 million, adjusted EBITDA of $14.5 million to $16.0 million, CAFD of $6.0 million to $7.5 million and a distribution per share of approximately $0.232, a forecasted increase of 3.5 percent compared to the Q1 2016 distribution.

The partnership also reiterated that it expects to achieve its 12 to 15 percent distribution growth rate for 2016.

About 8point3 Energy Partners
8point3 Energy Partners LP (NASDAQ: CAFD) is a growth-oriented limited partnership formed by First Solar, Inc. and SunPower Corporation to own, operate and acquire solar energy generation projects. 8point3 Energy Partners’ primary objective is to generate predictable cash distributions that grow at a sustainable rate. The partnership owns interests in projects in the United States that generate long-term contracted cash flows and serve utility, commercial and residential customers.  For more information about 8point3 Energy Partners, please visit: www.8point3energypartners.com.

For 8point3 Energy Partners Investors

This press release includes various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements are statements of future expectations that are based on management’s current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. Forward-looking statements include, among other things, statements expressing management’s expectations, beliefs, estimates, forecasts, projections and assumptions. You can identify our forward-looking statements by words such as “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “goals”, “objectives”, “outlook”, “intend”, “plan”, “predict”, “project”, “risks”, “schedule”, “seek”, “target”, “could”, “may”, “will”, “should” or “would” or other similar expressions that convey the uncertainty of future events or outcomes. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, which could cause future outcomes to differ materially from those set forth in forward-looking statements. In particular, expressed or implied statements concerning the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the partnership and its subsidiaries, including guidance regarding the partnership’s revenue, adjusted EBITDA, cash available for distribution and distributions, other future actions, conditions or events such as the projected commercial operation dates of projects, future operating results or the ability to generate sales, income or cash flow or to make distributions are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Forward-looking statements speak only as of the date of this press release, April 6, 2016, and we disclaim any obligation to update such statements for any reason, except as required by law. All forward-looking statements contained in this press release are expressly qualified in their entirety by the cautionary statements contained or referred to in this paragraph. Many of the factors that will determine these results are beyond our ability to control or predict. These factors include the risk factors described under “Risk Factors” in the partnership’s Transition Report on Form 10-K for the transition period from December 28, 2014 to November 30, 2015, filed with the Securities Exchange Commission on January 28, 2016. If any of those risks occur, it could cause our actual results to differ materially from those contained in any forward-looking statement. Because of these risks and uncertainties, you should not place undue reliance on any forward-looking statement.

Non-GAAP Financial Information

This earnings release includes certain financial measures that are not defined under U.S. generally accepted accounting principles (GAAP), including Adjusted EBITDA and cash available for distribution. Such non-GAAP financial measures should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with GAAP. We reconcile these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP in the tables that accompany this release. In the introduction to such reconciliation tables that accompany this release, we disclose the reasons why we believe our use of the non-GAAP financial measures in this release provides useful information.

8point3 Energy Partners LP

Consolidated Balance Sheets

(In thousands, except share data)

(Unaudited)

	February 29,	November 30,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$64,865	$56,781
Accounts receivable and short-term financing receivables, net	4,604	4,289
Prepaid and other current assets[1]	10,027	8,033
Total current assets	79,496	69,103
Property and equipment, net	491,880	486,942
Long-term financing receivables, net	82,469	83,376
Investments in unconsolidated affiliates	346,197	352,070
Other long-term assets	24,698	26,142
Total assets	$1,024,740	$1,017,633
Liabilities and Equity
Current liabilities:
Accounts payable and other current liabilities[1]	$7,314	$2,612
Short-term debt and financing obligations	1,964	1,964
Deferred revenue, current portion	196	489
Total current liabilities	9,474	5,065
Long-term debt and financing obligations	297,359	297,206
Deferred revenue, net of current portion	703	746
Other long-term liabilities	26,686	22,483
Total liabilities	334,222	325,500
Redeemable noncontrolling interests	57,083	89,747
Equity:
Class A shares, 20,011,010 and 20,007,281 issued and outstanding as of February 29, 2016 and November 30, 2015, respectively	392,804	392,748
Class B shares, 51,000,000 issued and outstanding as of February 29, 2016 and November 30, 2015	—	—
Accumulated earnings	16,547	15,580
Total shareholders' equity attributable to 8point3 Energy Partners LP	409,351	408,328
Noncontrolling interests	224,084	194,058
Total equity	633,435	602,386
Total liabilities and equity	$1,024,740	$1,017,633
[1]

The Partnership has related-party balances for transactions made with the Sponsors. Related-party balances recorded within “Prepaid and other current assets” in the unaudited condensed consolidated balance sheets were $0.9 million as of both February 29, 2016 and November 30, 2015. Related-party balances recorded within “Accounts payable and other current liabilities” in the unaudited condensed consolidated balance sheets were $3.7 million and $0.2 million as of February 29, 2016 and November 30, 2015, respectively.

8point3 Energy Partners LP

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	February 29,	March 29,
	2016	2015
Revenues:
Operating revenues[1]	$7,102	$2,134
Total revenues	7,102	2,134
Operating costs and expenses[1]:
Cost of operations	1,266	2,058
Cost of operations—SunPower, prior to IPO	—	234
Selling, general and administrative	1,636	3,279
Depreciation, amortization and accretion	4,626	730
Acquisition-related transaction costs	833	—
Total operating costs and expenses	8,361	6,301
Operating loss	(1,259)	(4,167)
Other expense (income):
Interest expense	2,873	1,045
Interest income	(285)	—
Loss on cash flow hedges and termination of financing obligation	—	3,948
Other expense	74	—
Total other expense, net	2,662	4,993
Loss before income taxes	(3,921)	(9,160)
Income tax provision	(3,537)	(6)
Equity in earnings of unconsolidated investees	405	—
Net loss	(7,053)	$(9,166)
Less: Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(12,361)
Net income attributable to 8point3 Energy Partners LP Class A shares	$5,308
Net income per Class A share:
Basic	$0.27
Diluted	$0.27
Weighted average number of Class A shares:
Basic	20,007
Diluted	35,507

[1]

The Partnership has related-party activities for transactions made with the Sponsors. Related party transactions recorded within “Operating revenues” in the unaudited condensed consolidated statement of operations were $1.3 million and zero for the three months ended February 29, 2016 and March 29, 2015, respectively. Related party transactions recorded within “Operating costs and expenses” in the unaudited condensed consolidated statement of operations were $1.4 million and zero for the three months ended February 29, 2016 and March 29, 2015, respectively.

8point3 Energy Partners LP

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	February 29,	March 29,
	2016	2015
Cash flows from operating activities:
Net loss	$(7,053)	$(9,166)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, amortization and accretion	4,626	730
Loss on cash flow hedges	—	3,242
Unrealized loss on interest rate swap	74	—
Interest expense on financing obligation	—	925
Loss on termination of financing obligation	—	706
Reserve for rebates receivable	—	1,338
Cash distributions from unconsolidated investees	2,694	—
Equity in earnings of unconsolidated investees	(405)	—
Deferred income taxes	3,537	—
Share-based compensation	56	—
Amortization of debt issuance costs	153	—
Changes in allowance for doubtful accounts	95	—
Changes in operating assets and liabilities:
Accounts receivable and financing receivable, net	(546)	(440)
Cash grants receivable	—	22
Rebates receivable	—	(487)
Solar power systems to be leased under sales type leases	—	78
Prepaid and other current assets	(550)	(1,709)
Deferred revenue	(336)	(214)
Accounts payable and other current liabilities	553	2,761
Net cash provided by (used in) operating activities	2,898	(2,214)
Cash flows from investing activities:
Cash provided by (used in) purchases of property and equipment, net	1,341	(66,655)
Cash paid for acquisitions	(4,887)	—
Distributions from unconsolidated investees	3,584	—
Net cash provided by (used in) investing activities	38	(66,655)
Cash flows from financing activities:
Proceeds from issuance of bank loans, net of issuance costs	—	67,361
Repayment of bank loans	—	(10,840)
Capital contributions from SunPower	9,973	12,541
Capital distribution to SunPower	—	(193)
Cash distribution to Class A members	(4,341)	—
Cash distributions to noncontrolling interests and redeemable noncontrolling interests - tax equity investors	(484)	—
Net cash provided by financing activities	5,148	68,869
Net increase in cash and cash equivalents	8,084	—
Cash and cash equivalents, beginning of period	56,781	—
Cash and cash equivalents, end of period	$64,865	$—
Noncash transactions:
Assignment of financing receivables to a third-party financial institution	$—	$1,279
Property and equipment acquisitions funded by liabilities	3,435	10,808
Additions of ARO assets and liabilities	547	—
Noncontrolling interests obtained through acquisition	864	—
Accrued distributions to noncontrolling interests and redeemable noncontrolling interests - tax equity investors	630	—

Non-GAAP Financial Measures

Our management uses a variety of financial metrics to analyze our performance. The key financial metrics we evaluate are Adjusted EBITDA and cash available for distribution.

Adjusted EBITDA.    We define Adjusted EBITDA as net loss plus interest expense, net of interest income, income tax provision, depreciation, amortization and accretion, including our proportionate share of net interest expense, income taxes and depreciation, amortization and accretion from our unconsolidated affiliates that are accounted for under the equity method, and share-based compensation; and excluding the effect of certain other non-cash or non-recurring items that we do not consider to be indicative of our ongoing operating performance such as, but not limited to, mark to market adjustments to the fair value of derivatives related to our interest rate hedges and transaction costs in our future acquisitions of projects. Adjusted EBITDA is a non-U.S. GAAP financial measure. This measurement is not recognized in accordance with U.S. GAAP and should not be viewed as an alternative to U.S. GAAP measures of performance. The U.S. GAAP measure most directly comparable to Adjusted EBITDA is net income. The presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of financial performance and borrowers’ ability to service debt. In addition, Adjusted EBITDA is used by our management for internal planning purposes including certain aspects of our consolidated operating budget and capital expenditures. It is also used by investors to assess the ability of our assets to generate sufficient cash flows to make distributions to our Class A shareholders.

However, Adjusted EBITDA has limitations as an analytical tool because it does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments, does not reflect changes in, or cash requirements for, working capital, does not reflect significant interest expense or the cash requirements necessary to service interest or principal payments on our outstanding debt or cash distributions on tax equity, does not reflect payments made or future requirements for income taxes, and excludes the effect of certain other cash flow items, all of which could have a material effect on our financial condition and results of operations. Adjusted EBITDA is a non-U.S. GAAP measure and should not be considered an alternative to net income, net cash provided by (used in) operating activities or any other performance or liquidity measure determined in accordance with U.S. GAAP, nor is it indicative of funds available to fund our cash needs. In addition, our calculations of Adjusted EBITDA are not necessarily comparable to EBITDA as calculated by other companies. Investors should not rely on these measures as a substitute for any U.S. GAAP measure, including net income or net cash provided by (used in) operating activities.

Cash Available for Distribution.    Although we have not quantified cash available for distribution on a historical basis, we use cash available for distribution, which we define as Adjusted EBITDA less equity in earnings of unconsolidated affiliates, cash interest paid, cash income taxes paid, maintenance capital expenditures, cash distributions to noncontrolling interests and principal amortization of indebtedness plus cash distributions from unconsolidated affiliates, test electricity generation and cash proceeds from sales-type residential leases. Our cash flow is generated from distributions we receive from OpCo each quarter. OpCo’s cash flow is generated primarily from distributions from the Project Entities. As a result, our ability to make distributions to our Class A shareholders depends primarily on the ability of the Project Entities to make cash distributions to OpCo and the ability of OpCo to make cash distributions to its unitholders.

We believe cash available for distribution is useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of our ability to make our minimum quarterly distribution. In addition, cash available for distribution is used by our management team for determining future acquisitions and managing our growth. The U.S. GAAP measures most directly comparable to cash available for distribution are net income and net cash provided by (used in) operating activities.

However, cash available for distribution has limitations as an analytical tool because it does not capture the level of capital expenditures necessary to maintain the operating performance of our projects, does not include changes in operating assets and liabilities and excludes the effect of certain other cash flow items, all of which could have a material effect on our financial condition and results from operations. Cash available for distribution is a non-U.S. GAAP measure and should not be considered an alternative to net income, net cash provided by (used in) operating activities or any other performance or liquidity measure determined in accordance with U.S. GAAP, nor is it indicative of funds available to fund our cash needs. In addition, our calculations of cash available for distribution are not necessarily comparable to cash available for distribution as calculated by other companies. Investors should not rely on these measures as a substitute for any U.S. GAAP measure, including net income or net cash provided by (used in) operating activities.

The following table presents a reconciliation of net loss to Adjusted EBITDA and Cash Available for Distribution for the three months ended February 29, 2016, November 30, 2015, and March 29, 2015, respectively:

8point3 Energy Partners LP

Reconciliation of Net Income to Adjusted EBITDA and Cash Available for Distribution (CAFD)

(Unaudited)

	Three Months Ended
	February 29,	November 30,	March 29,
(in thousands)	2016	2015	2015
Net loss	$(7,053)	$(8,644)	$(9,166)
Add (Less):
Interest expense, net of interest income	2,588	(33)	1,045
Income tax provision	3,537	11,796	6
Depreciation, amortization and accretion	4,626	1,917	730
Share-based compensation	56	56	—
Selling, general and administrative	—	—	2,523
Loss on cash flow hedges related to Quinto interest rate swaps	—	—	3,242
Loss on termination of residential financing obligations	—	—	706
Acquisition-related transaction costs (1)	833	212	—
Unrealized loss on derivatives (2)	74	(159)	—
Add proportionate share from equity method investments (3)
Interest expense, net of interest income	(42)	(144)	—
Depreciation, amortization and accretion	3,052	3,052	—
Adjusted EBITDA	$7,671	$8,053	$(914)
Less:
Equity in earnings of unconsolidated affiliates, net with (3) above (4)	(3,415)	(5,849)	—
Cash interest paid (5)	(2,788)	(2,787)	—
Cash distributions to non-controlling interests	(484)	—	—
Add:
Cash distributions from unconsolidated affiliates (6)	6,424	6,230	—
Test electricity generation (7)	—	4,020	—
State and local rebates (8)	299	—	—
Cash proceeds from sales-type residential leases (9)	641	754	698
Indemnity payment from SunPower (10)	9,973	3,900	—
Working capital loan (11)	—	1,964	—
Estimated cash available for distribution	$18,321	$16,285	$(216)

(1)	Represents acquisition-related financial advisory, legal and accounting fees associated with ROFO Project interests purchased and expected to be purchased by us in the future.
(2)	Represents the changes in fair value of interest rate swaps that were not designated as cash flow hedges.
(3)	Represents our proportionate share of net interest expense, income taxes and depreciation, amortization and accretion from our unconsolidated affiliates that are accounted for under the equity method.
(4)

Equity in earnings of unconsolidated affiliates represents the earnings from the Solar Gen 2 Project, the North Star Project and the Lost Hills Blackwell Project and is included on our unaudited condensed consolidated statements of operations.

(5)

Represents cash interest payments related to our term loan facility post-IPO. The interest payments for the Quinto Credit Facility on the Predecessor’s combined carve-out financial statements were excluded as they were funded by one of our Sponsors.

(6)

Cash distributions from unconsolidated affiliates represent the cash received by OpCo with respect to its 49% interest in the Solar Gen 2 Project, the North Star Project and the Lost Hills Blackwell Project.

(7)

Test electricity generation represents the sale of electricity that was generated prior to COD by the Quinto Project, the RPU Project, the UC Davis Project and the Macy’s Project. Solar systems may begin generating electricity prior to COD as a result of the installation and interconnection of individual solar modules, which occurs over time during the construction and commission period. The sale of test electricity generation is accounted for as a reduction in the asset carrying value rather than operating revenue prior to COD, even though it generates cash for the related Project Entity.

(8)

State and local rebates represent cash received from state or local governments for owning certain solar energy systems. The receipt of state and local rebates is accounted for as a reduction in the asset carrying value rather than operating revenue.

(9)

Cash proceeds from sales-type residential leases, net, represent gross rental cash receipts for sales-type leases, less sales-type revenue and lease interest income that is already reflected in net income (loss), during the period. The corresponding revenue for such leases was recognized in the period in which such lease was placed in service, rather than in the period in which the rental payment was received, due to the characterization of these leases under U.S. GAAP.

(10)

For the three months ended February 29, 2016, represents an indemnity payment from SunPower related to the shortfall in the reimbursable network upgrade costs related to the Quinto Project, which is owed to OpCo in accordance with the Omnibus Agreement. For the three months ended November 30, 2015, represents an indemnity payment from SunPower related to the shortfall in energy produced prior to commercial operation which is owed to OpCo by each Sponsor in accordance with the Omnibus Agreement.

(11)	Represents a working capital loan from First Solar.

8point3 Energy Partners LP

FY 2016 Q2 Guidance

Reconciliation of Net Income to Adjusted EBITDA and Cash Available for Distribution (CAFD)

(in millions)	Low	High
Net income	$(2.0)	$(0.5)
Add (Less):
Income tax provision (benefit)	4.0	4.0
Acquisition-related transaction costs	1.0	1.0
Interest expense, net of interest income	3.0	3.0
Depreciation, amortization and accretion	5.5	5.5
Add proportionate share from equity method investments (1):
Depreciation, amortization and accretion	3.0	3.0
Adjusted EBITDA	$14.5	$16.0
Less:
Equity in earnings of unconsolidated affiliates, net with (1)	(7.0)	(7.0)
Cash interest paid	(3.0)	(3.0)
Cash distributions to non-controlling interests	(1.5)	(1.5)
Add:
Cash distributions from unconsolidated affiliates	2.5	2.5
Cash proceeds from sales-type residential leases	0.5	0.5
Estimated cash available for distribution	$6.0	$7.5

(1)	Represents our proportionate share of net interest expense, income taxes and depreciation, amortization and accretion from our unconsolidated affiliates that are accounted for under the equity method.